Exhibit 4.1

BMC SOFTWARE, INC.

4.25% NOTES DUE 2022

THIRD SUPPLEMENTAL INDENTURE

Dated as of July 31, 2013

To

INDENTURE

Dated as of February 13, 2012

As already amended and supplemented by

SUPPLEMENTAL INDENTURE

Dated as of February 13, 2012

WELLS FARGO BANK, N.A.

Trustee

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of July 31, 2013, between BMC Software, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of February 13, 2012 (the “Base Indenture”), by and between the Company and the Trustee, which was supplemented by a supplemental indenture dated as of February 13, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and “between the Company and the Trustee, pursuant to which the Company’s 4.25% Notes due 2022 (the “Notes”) were issued;

WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated May 6, 2013, by and among the Company, Boxer Parent Company Inc., a Delaware corporation, and Boxer Merger Sub Inc., a Delaware Corporation, as amended from time to time (the “Merger Agreement”);

WHEREAS, in connection with the transactions contemplated in the Merger Agreement, the Company has offered to purchase for cash any and all outstanding Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated July 18, 2013, as amended or supplemented from time to time (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents (the “Consent Solicitation”) with respect to the amendment of certain provisions of the Indenture (the “Amendments”);

WHEREAS, Section 9.2 of the Base Indenture provides that, subject to certain exceptions inapplicable hereto, the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”), including, without limitation, consents obtained in connection with a tender offer for the Notes;

WHEREAS, the Holders of a majority in aggregate principal amount of the Notes outstanding have duly consented to the proposed modifications set forth in this Third Supplemental Indenture in accordance with Section 9.2 of the Base Indenture; and

WHEREAS, the execution and delivery of this Third Supplemental Indenture have been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the amendments to the Indenture consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1 Amendment to Definitions. Section 1.2 of the Supplemental Indenture is hereby amended as follows.

(a) The following definitions are hereby inserted alphabetically into Section 1.2 of the Supplemental Indenture:

“Parent” means any person of which the Company at any time is a subsidiary, or at any time after the issue date of the Notes becomes a subsidiary, and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent.

“Permitted Holders” means, collectively, (1) Bain Capital Partners, LLC, Golden Gate Private Equity, Inc., GIC Special Investments Pte Ltd, and Insight Venture Management, LLC, any of their respective successors and their respective Affiliates, (2) any one or more persons, together with such persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (3) any person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity, and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such “group” and without giving effect to the existence of such group or any other group, any one or more of the persons specified in (1), collectively, has beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its Parents held by such “group.”

(b) The definition of “Change of Control is hereby amended and restated in its entirety as follows:

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any person, other than the Company, one of its Subsidiaries, or one or more Permitted Holders;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person, other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any person other than a Permitted Holder, or any person other than a Permitted Holder consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(5) the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Effect of Third Supplemental Indenture.

Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Third Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Third Supplemental Indenture. If and when Notes are accepted for purchase by the Company pursuant to the Tender Offer, the provisions of this Third Supplemental Indenture will become operative as of the date and time of such acceptance.

Section 2.2 Effectiveness.

This Third Supplemental Indenture shall become effective and binding on the Company, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture, upon the execution and delivery by the parties to this Third Supplemental Indenture; provided, however, that the Amendments shall become operative only if and when Notes are accepted for purchase by the Company pursuant to the Tender Offer.

Section 2.3 Indenture Remains in Full Force and Effect.

Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.4 Confirmation of Indenture.

The Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.5 Conflict with Trust Indenture Act.

If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision hereof or of the Indenture which is required to be included in this Third Supplemental Indenture or the Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.

Section 2.6 Severability.

In case any one or more of the provisions in this Third Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 Successors.

All agreements of the Company in this Third Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 2.8 Certain Duties and Responsibilities of the Trustee.

In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Third Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

Section 2.9 Governing Law.

This Third Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

Section 2.10 Duplicate Originals.

All parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

Section 2.11 Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

BMC SOFTWARE, INC.

By:	/s/ Christopher Chaffin
Name:	Christopher Chaffin
Title:	VP Deputy General Counsel and Assistant Secretary

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President